Filed pursuant to Rule 424(b)(2)

Registration No.      333-223355

PRICING SUPPLEMENT NO. 3, DATED FEBRUARY 20, 2019

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
4.350% Medium-Term Notes, Series E Due February 25, 2050	$997,630,000	$120,913

(1)	Excludes accrued interest, if any.
(2)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Prudential Financial, Inc.’s Registration Statement on Form S-3 (No. 333-223355).

Pricing Supplement No. 3, dated February 20, 2019,

to the Prospectus, dated March 1, 2018, and

the Prospectus Supplement, dated March 1, 2018.

$1,000,000,000

PRUDENTIAL FINANCIAL, INC.

4.350% MEDIUM-TERM NOTES, SERIES E

DUE FEBRUARY 25, 2050

UNDERWRITER AND PRINCIPAL AMOUNT:
Morgan Stanley & Co. LLC	$141,672,000
BNP Paribas Securities Corp.	$141,666,000
Deutsche Bank Securities Inc.	$141,666,000
HSBC Securities (USA) Inc.	$141,666,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$141,666,000
U.S. Bancorp Investments, Inc.	$141,666,000
ICBC Standard Bank Plc	$25,000,000
Santander Investment Securities Inc.	$25,000,000
SMBC Nikko Securities America, Inc.	$25,000,000
Standard Chartered Bank	$25,000,000
CastleOak Securities, L.P.	$8,333,000
Drexel Hamilton, LLC	$8,333,000
Mischler Financial Group, Inc.	$8,333,000
Samuel A. Ramirez & Company, Inc.	$8,333,000
Siebert Cisneros Shank & Co., L.L.C.	$8,333,000
The Williams Capital Group, L.P.	$8,333,000
TOTAL	$1,000,000,000

The note being purchased has the following terms:

STATED MATURITY: February 25, 2050

SPECIFIED CURRENCY: U.S. dollars

        principal: U.S. dollars

        interest: U.S. dollars

        exchange rate agent: Not applicable

TRADE DATE: February 20, 2019

ORIGINAL ISSUE DATE: February 25, 2019

ORIGINAL ISSUE PRICE: 99.763%

UNDERWRITERS COMMISSION: 0.875%

NET PROCEEDS TO PRUDENTIAL FINANCIAL, INC. (before expenses): 98.888% or $988,880,000

AMORTIZING NOTE: Not applicable

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

EXTENDIBLE NOTE: Not applicable

FORM OF NOTE:

master global form only: Yes

non-global form available:

CUSIP No. 74432QCE3

REDEMPTION AND REPAYMENT Prior to August 25, 2049, redeemable at a redemption price equal to the greater of (a) 100% of the principal amount of the notes and (b) the discounted value at CMT rate plus 25 basis points as described in the Prospectus Supplement dated March 1, 2018, plus accrued and unpaid interest to but excluding the redemption date. On or after August 25, 2049, redeemable at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to the redemption date.

INTEREST RATE IS FIXED: Yes

INTEREST RATE IS FLOATING: No

Base Rate:

Base Rate Source:

Initial Interest Rate:

Spread, if any:

Spread Multiplier, if any:

Interest Determination Dates:

Interest Reset Dates:

Interest Payment Dates:

Record Dates:

Index Maturity:

Maximum Interest Rate, if any:

Minimum Interest Rate, if any:

INTEREST PAYMENT DATES: Semi-annually on the 25th day of each February and August, starting August 25, 2019.

DAY COUNT FRACTION: The amount of interest payable for any interest period will be computed on the basis of a 360-day year of twelve 30-day months.

REPORTS AND EVENTS OF DEFAULT:

The indenture, to the extent relating to the notes offered hereunder, certain notes previously issued under the indenture and all future series of securities under the indenture, provides that any documents or reports that Prudential Financial, Inc. may be required to file with the Securities and Exchange Commission, or SEC, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, will be filed with the trustee within 15 days after Prudential Financial, Inc. has filed those documents or reports with the SEC. Under the Trust Indenture Act of 1939, as amended, Prudential Financial, Inc. may have a separate obligation to file with the trustee documents or reports it is required to file with the SEC. Prudential Financial, Inc.’s failure to comply with either filing obligation is not an event that will result in an event of default under the indenture. Accordingly, acceleration of Prudential Financial, Inc.’s obligations under the notes offered hereunder will not be a remedy for its failure to file those documents or reports with the trustee, and you may have no remedy for the failure other than an action in damages. For certain other outstanding series of notes of Prudential Financial, Inc., acceleration is a remedy, upon appropriate notice and passage of time, for the holders of those securities for Prudential Financial, Inc.’s failure to file documents or reports with the trustee.

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

Certain Federal Income Tax Considerations

FATCA Withholding

On December 13, 2018, the Internal Revenue Service proposed regulations, upon which taxpayers can rely, that eliminate FATCA withholding (as defined in the Prospectus Supplement, dated March 1, 2018). For a discussion of FATCA withholding, see “Certain Federal Income Tax Considerations—FATCA Withholding” in the Prospectus Supplement, dated March 1, 2018.

Supplemental Plan of Distribution

Prudential Financial, Inc. estimates that the total offering expenses, excluding underwriting discounts and commissions paid to the underwriters, will be approximately $300,000.

Singapore Securities and Futures Act Product Classifications—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), we have determined, and hereby notify all persons, that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Use of Proceeds

We intend to use the net proceeds from the sale of the notes for general corporate purposes, which may include refinancing portions of our medium-term notes maturing through 2019.

Morgan Stanley	BNP PARIBAS	BofA Merrill Lynch	Deutsche Bank Securities	HSBC	US Bancorp

ICBC Standard Bank	Santander	SMBC Nikko	Standard Chartered

CastleOak Securities, L.P.	Drexel Hamilton	Mischler Financial Group, Inc.	Ramirez & Co., Inc.	Siebert Cisneros Shank & Co., L.L.C.	The Williams Capital Group, L.P.

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